PAGES WHERE CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE STAMPED
        "CONFIDENTIAL TREATMENT REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION." THE APPROPRIATE SECTION HAS BEEN
                 MARKED "CONFIDENTIAL" AT THE APPROPRIATE PLACE.

                          STRATEGIC ALLIANCE AGREEMENT

      THIS AGREEMENT ("Agreement"), effective as of April 1, 1996, is entered into by QMED, INC., a company organized and existing under the laws of the State of Delaware and having its principal office at 100 Metro Park South, 3rd Floor, Laurence Harbor, NJ 08878 ("Qmed") and SMITHKLINE BEECHAM HEALTHCARE SERVICES, a division of SMITHKLINE BEECHAM CORPORATION, a company organized under the laws of the Commonwealth of Pennsylvania and having its principal office at One Franklin Plaza, Philadelphia, PA 19101 ("SB").

      Whereas, Qmed has developed the On-Line Health Management System for Coronary Artery Disease ("ohms|cad"), a proprietary system which, when used by appropriate medical personnel, can provide evaluations relating to ambulatory myocardial ischemia and certain other coronary risk factors for patients with coronary artery disease ("CAD"), and/or who are being evaluated for such conditions, and can contribute to the formation by the patients' treating physicians of appropriate medical management plans for such patients, which system and services are more fully described in Attachment 1 hereto, and Qmed is interested in obtaining the assistance of SB in marketing and selling the ohms|cad service, in obtaining customers and potential customers for such service, administering certain aspects of the ohms|cad services and the collection of payments for use of the ohms|cad services;

      Whereas, SB is interested in providing marketing, selling and administrative assistance and support in connection with the ohms|cad system;

      Whereas, SB's affiliate, S.R. One, Limited ("S.R.One"), and Qmed are entering into a separate agreement pursuant to which S.R. One is making an equity investment in Qmed in order to provide Qmed with certain operating capital to fund operations that are expected to occur in connection with this Agreement as more fully set forth in such separate agreement; and

      Whereas, Qmed and SB desire to set forth the terms and conditions on which they will conduct their strategic alliance (the "Strategic Alliance").

      NOW THEREFORE, the parties hereto agree as follows:

1.    DESCRIPTION OF STRATEGIC ALLIANCE AND OHMS|CAD SERVICES

      SB and Qmed will jointly market and sell the ohms|cad services to persons and/or entities lawfully engaged in providing medical services outside of the fee-for-service market, including, but not limited to, health maintenance organizations ("HMOs"), preferred provider organizations, "at risk" physician groups, integrated delivery systems that assume risk, and other managed care organizations (the "Potential Customers") under the terms and conditions set forth in this Agreement. This Agreement sets forth the responsibilities of each of SB and Qmed in connection with the marketing of the ohms|cad services to Potential Customers, the negotiation and administration of contracts entered into by customers for the provision of the ohms|cad services, and the provision of the ohms|cad services to such customers, as well as the reimbursement of costs and compensation each party will receive for its activities hereunder.

2.    JOINT STEERING COMMITTEE

      2.1 Within thirty (30) days following the execution of this Agreement, the parties shall establish a Joint Steering Committee ("JSC") which shall consist of up to two (2) members appointed by each of the parties. Each of the parties will designate one of its members as a co-chairperson of the JSC. Either party may, at any time by written notice to the other, replace any of its members of the JSC without the consent of the other party.

      2.2 The JSC shall have overall responsibility for strategic and other major decisions regarding the Strategic Alliance, including, but not limited to;
(a) review and approval of the marketing and business plan for the Strategic Alliance; and (b) resolution of any disputes or other matters that cannot be resolved by the JMC (as defined in Section 3.1 below). Notwithstanding the foregoing, it is understood and agreed that Qmed shall be responsible for the actual provision of the ohms|cad services, including the provision of the results of the ohms|cad monitoring, communication of any ohms|cad recommendations in connection with such results, and arranging for any consultations provided in connection with such services, such ohms|cad services being more fully described in Attachments 1 and 2 hereto.

      2.3 The JSC shall meet at least once every six (6) months (or as otherwise agreed to by the parties), in person or by telephone, to discuss the operation of the Strategic Alliance and any issues that may be appropriate for discussion by the JSC. The parties shall mutually agree on the date, place, time and agenda for JSC meetings. The JSC shall prepare and maintain written minutes or other suitable written records of the actions taken at and the results of such meetings.

      2.4 Each of SB and Qmed shall have one vote on the JSC and all JSC decisions will be by unanimous vote of the JSC. In the event that the JSC is not able to agree on an issue involving a strategic decision, such as how to fund certain expenses or other costs related to the Strategic Alliance, no action will be taken on such issue. In the event that the JSC is not able to agree on an issue involving the marketing of the ohms|cad services, SB shall have the right, after due discussion of such issue, to determine what action will be taken with respect to such issue and will inform Qmed in writing of such decision. In the event that the JSC is not able to agree on an issue which involves the operation of the ohms|cad system, after due discussion of such issue, Qmed shall have the right to determine what action will be taken with respect to such issue and will inform SB in writing of any such decision.


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        CONFIDENTIAL TREATMENT REQUESTED. THE REDACTED MATERIAL HAS BEEN
                      SEPARATELY FILED WITH THE COMMISSION.

3.    JOINT MARKETING COMMITTEE

      3.1 Within thirty (30) days following the execution of this Agreement, the parties shall establish a Joint Marketing Committee (the "JMC") which shall consist of up to two members appointed by each of the parties. Each of the parties will designate one of its members as a co-chairperson of the JMC. Either party may, at any time by written notice to the other, replace any of its members of the JMC without the consent of the other party.

      3.2 The JMC shall be responsible for all decisions regarding the marketing and promotion of the ohms|cad services under this Agreement, and for the administrative activities required in connection with this Agreement including the following: (a) development of a detailed marketing and business plan for submission to the JSC; (b) modifying the marketing and business plan as needed from time to time; (c) monitoring performance against the business and marketing plans; and (d) such other activities as are reasonably necessary in connection with the administration of this Agreement. Each party shall use all due diligence to ensure that all tasks assigned by the JMC are performed in a timely manner and in accordance with the applicable budget.

      3.3 The JMC shall meet at least once each calendar quarter (or as otherwise agreed to by the parties), in person or by telephone, to discuss the actual results achieved through the Strategic Alliance compared to the marketing and business plan and any other matters that may be appropriate for discussion by the JMC. The parties shall mutually agree on the date, place, time and agenda for JMC meetings. Each of SB and Qmed will have one vote on the JMC and all decisions of the JMC will be by unanimous vote of the JMC. Any matters that cannot be resolved by the JMC will be submitted to the JSC for consideration and resolution. JMC shall prepare and maintain written minutes or other suitable written records of the action taken at and the results of such meetings.

4.    SERVICES PROVIDED BY THE PARTIES

      4.1   Marketing and Selling

            4.1.1 SB, with input from Qmed, will be responsible for developing a prioritized target account list consisting primarily of staff model HMOs and capitated (i.e., at risk) physician groups located in [CONFIDENTIAL] (the "Initial Target Accounts"). The target account list will be submitted to the JMC for review and approval. SB, with input from Qmed, will also identify 2-3 IPA model HMOs that may be willing to serve as pilot sites for the provision of the ohms|cad services in such a setting. In these accounts, the use of SBCL testing sites as monitoring stations will be explored. After the development of the list of Initial Target


                                       3
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        CONFIDENTIAL TREATMENT REQUESTED. THE REDACTED MATERIAL HAS BEEN
                      SEPARATELY FILED WITH THE COMMISSION.

Accounts, SB, with input from Qmed, will also develop a national target list of accounts that includes capitated (i.e., at risk) physician groups, staff model HMOs, and, as appropriate, IPA model HMOs (the "National Target Accounts"). The expanded list will be reviewed, approved and prioritized by the JMC.

            4.1.2 SB will utilize its Integrated Healthcare Division ("IHD") sales force to market and promote the ohms|cad services to the Initial Target Accounts and to other customers as determined by SB with input from Qmed. The IHD sales force will make the initial contacts with such clients to describe the ohms|cad services and to determine the level of interest in the ohms|cad services. SB, with input from Qmed, will develop a sales presentation for the IHD sales force to use. For those potential customers that appear interested in the ohms|cad services, SB will, where appropriate, arrange for a meeting involving Qmed personnel to provide the needed technical sales support, and to inform the potential customer as to the details regarding the operation and use of the ohms|cad services.

            4.1.3 SB will utilize, as appropriate, its pharmaceutical consultants in [CONFIDENTIAL] (the "Sales Consultants") and in other states as deemed appropriate to assist the IHD sales force in establishing appropriate target customer contacts and in promoting the ohms|cad services to such accounts. In addition, after a customer has executed an agreement to use the ohms|cad services, the Sales Consultants will, as appropriate, help "pull through" the use of the ohms|cad services in accounts in which those consultants are active by providing reminder information regarding the ohms|cad services, discussing the ohms|cad services with the physician and/or the physician's staff, and through other appropriate activities.

            4.1.4 SB, with input from Qmed, shall be responsible for developing and producing sales and marketing materials required to carry out the marketing plan approved by the JMC. SB will provide administrative support services in coordinating sales and marketing activities, including scheduling SB/Qmed booths at appropriate symposia.

            4.1.5 Qmed, with input from SB, will be responsible for developing a technical sales presentation to be used with accounts that have indicated to the IHD sales force that they are interested in the ohms|cad system. Qmed will develop and train a team of experts on the ohms|cad services that will provide the technical expertise and rationale for why a Potential Customer should consider using the ohms|cad services. Qmed will train and place into the geographic regions in which the target accounts are located one or more technical experts on the ohms|cad services who can assist accounts with set-up and implementation. Qmed will submit recommendations as to the number and locations of such technical experts to the JSC which shall determine the appropriate number and location of such experts.

      4.2   Ohms|cad Services

            Qmed will be solely responsible for the provision of the ohms|cad services to Potential Customers who enter into contracts for the provision of such services (the "Customers"), and/or to physicians and other health care professionals affiliated with such Customers as may be appropriate. The ohms|cad services to be provided are described in Attachments 1 and 2 hereto, and, subject to the agreement entered into by the Customer, generally include (1) the provision, installation, and maintenance of ohms|cad monitors and related equipment and software; (2) ohms|cad analysis of data received from patients, including reviews by the ohms|cad consulting cardiology service of results of patient monitoring and of recommendations for such patients where such review is deemed appropriate by an ohms|cad consulting cardiologist, or under a protocol established for the ohms|cad services; (3) provision of the results of patient monitoring, and the ohms|cad recommendations to Customers; (4) arranging for consultations with the ohms|cad consulting cardiology service where appropriate;
(5) provision of a variety of reports to customers; and (6) other operational, administrative and support services related to the ohms|cad services.

      4.3   Contract Administration and Support Services

            4.3.1 SB and Qmed shall develop and agree upon the substance and form of a standard contract template to be executed by customers interested in utilizing the ohms|cad system (the "Contract Template"). SB shall be responsible for preliminary negotiations with Potential Customers, including introducing the Contract Template to such customers. In the event the Contract Template needs to be customized for such customer, Qmed (which is to provide the ohms|cad service) and SB will negotiate with the customer to achieve the customization. In the event that a customer requires significant changes to the contract template, those changes shall be submitted to the parties or to the JMC for approval. Each contract for the provision of ohms|cad services must be approved and signed by Qmed before becoming effective.

            4.3.2 SB and Qmed will jointly agree upon their respective responsibilities with respect to (a) the analysis of historical data regarding costs and utilization relating to CAD data submitted by a Customer or Potential Customer to determine the baseline costs against which the performance of the ohms|cad services will be measured, (b) the assessment of outcomes data and calculation of the cost savings generated for a Customer in connection with the ohms|cad system and the portion due for services rendered pursuant to that Customer's agreement, and (c) reporting the results of such analysis and assessment to Customers or Potential Customers. Each party shall have access to all such information.

            4.3.3 SB shall be responsible for establishing and maintaining a separate bank account to hold funds generated through contracts with Customers, collecting amounts due from Customers, tracking revenues generated through the Strategic Alliance and expenses reimbursed


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

out of such revenues, distributing funds to SB and/or Qmed in accordance with this Agreement or as otherwise directed by the JMC or JSC, and other administrative support services related to these activities as determined from time to time by the JMC or by agreement of the parties.

      4.4   Maintenance of and Access to Customer-Related Data

            As part of its provision of services to Customers, Qmed will receive and, through the ohms|cad system, will generate data regarding patients of Customers or aggregate data relating to Customers, including baseline information, the results of monitoring, and certain statistical reports more fully described in Attachment 2 hereto (the "Customer-Related Data"). Unless prohibited by applicable law or a contract with a Customer, during the term of this Agreement SB will have the right to copy, obtain and use all Customer-Related Data for purposes pertaining to the Strategic Alliance and for any other purpose agreed to by a Customer, provided that in no event will SB have access to any of Qmed's proprietary software, treatment algorithms, or other data (other than Customer-Related Data) within, or utilized by, the ohms|cad system.

      4.5   Ownership of Equipment and Other Property

            4.5.1 The parties recognize that ohms|cad technology, equipment, hardware and software, including all Monitor-One STRx units, communication modules, software and property used therewith, is and shall remain the property solely of Qmed, or of Qmed's affiliate, Interactive Heart Management Corp., regardless of where such equipment is located, used and/or installed. The parties recognize that the ohms|cad system is a proprietary system of Qmed and that the software and algorithms and use thereof are also proprietary, and are owned by Qmed. The parties further recognize that, in using the ohms|cad system, information relevant to patients, customers and other matters, will, or may be, input into and/or generated by the ohms|cad system; any additions and/or changes to the ohms|cad databases and/or system resulting from its use, and any information input into or generated by the ohms|cad system, become part of, and are owned by Qmed; the parties also recognize that some of the information so input and/or generated may also be Customer-Related Data, which is also owned by SB, pursuant to paragraph 4.4, but this shall not affect the ownership of the ohms|cad system and databases, or of the information as it exists as a part of the ohms|cad system and databases, which shall remain in Qmed. Notwithstanding the foregoing, in the event that the parties decide to pursue additional developmental activities as provided for in Section 10.1.1 or Section 10.2 hereof, rights in and ownership of any intellectual property, data and other property created or developed, pursuant to such activities, shall be determined in accordance with the agreement or agreements reached pursuant to those sections.

            4.5.2 The parties agree that, unless otherwise provided under a contract with a Customer or prohibited by applicable law, the Customer-Related Data shall be owned jointly by SB and Qmed and each of SB and Qmed shall have the right to independently utilize such data in the manner that each deems appropriate subject to the provisions of any such contract or applicable law. SB acknowledges that there is information contained in the ohms|cad database other than the Customer-Related Data to which it has no ownership rights and that its right to obtain and use the Customer-Related Data included in the ohms|cad database shall be governed by Section 4.4 above.

      4.6   Compliance with Laws

            It is understood and agreed that the ohms|cad services will not be marketed, sold or provided in any state until the parties are satisfied that the provision of the ohms|cad services in such state would not violate any state law, rule or regulation.

5.    REVENUES GENERATED THROUGH THE STRATEGIC ALLIANCE

     All revenues generated from the provision of ohms|cad services to Customers that enter into agreements for the provision of such services after the date of the Agreement shall be treated as subject to this Agreement. In addition, as of the effective date of this Agreement, Qmed is negotiating or has signed agreements to provide the ohms|cad services to the Potential Customers listed on Attachment 3 hereto ("Qmed Potential or Existing Customers"). Revenues from all such Customers (except for the Bakersfield Medical Group) related to the provision of the ohms|cad services shall be treated as subject to this agreement and those customers (except for the Bakersfield Medical Group) will be considered "Customers" for purposes of this Agreement. The parties shall agree on the appropriate mechanisms to be used to collect, record and account for revenue from Qmed Potential or Existing Customers. Revenues generated by Qmed from the provision of ohms|cad services to physicians that provide services on a fee-for-service basis shall not be subject to this Agreement, provided that Qmed will not provide ohms|cad services for any such physicians in connection with such physicians' provision of services to HMOs that are Customers or Potential Customers of SB and Qmed through the Strategic Alliance.

6.    REIMBURSABLE EXPENSES

      6.1   General Marketing Costs

            The reasonable expenses SB incurs in developing general marketing and sales materials and programs related to the ohms|cad services, such as in the development of patient and physician education materials, development of a physician kickoff program, development of a training program for IHD and Sales Consultants, certain costs associated with conferences or conventions at which SB and/or Qmed will promote the ohms|cad services, and professional agency fees associated with these items ("General Marketing Costs") will be reimbursed out of revenues received from Customers. Attachment 4 hereto contains a detailed list of such reimbursable General Marketing Costs. Any such costs not


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        CONFIDENTIAL TREATMENT REQUESTED. THE REDACTED MATERIAL HAS BEEN
                      SEPARATELY FILED WITH THE COMMISSION.

included in Attachment 4 hereto will be reimbursed upon the approval of the JMC. Subject to the limitation set forth in Section 6.2 below, SB will initially incur these costs and will be reimbursed for such costs as provided herein.

      6.2   Client Specific Marketing Materials

            The reasonable expenses SB incurs in connection with the printing and production of marketing materials designed for specific target customers and other out of pocket expenses incurred in marketing and selling the ohms|cad services to specific clients ("Client Marketing Costs") will be reimbursed out of revenues received from Customers. Attachment 4 hereto contains a more detailed list of such reimbursable Client Marketing Costs. Any such costs not included in Attachment 4 hereto will be reimbursed upon the approval of the JMC. SB will initially incur the Client Marketing Costs and will be reimbursed for such costs as provided herein, provided that SB will not be required to incur unreimbursed General Marketing Costs, Client Marketing Costs and other operational costs to be agreed to by Qmed and SB in excess of [CONFIDENTIAL].

      6.3   Qmed Operational Costs

            The reasonable out-of-pocket expenses incurred by Qmed in providing the ohms|cad service to customers ("Qmed Operational Costs") will be reimbursed out of revenues received from Customers. Attachment 4 hereto contains a more detailed list of such Qmed Operational Costs. Any such costs not included in Attachment 4 hereto will be reimbursed upon approval of the JMC.

      6.4   Contract Administration Costs

            Any reasonable out-of-pocket costs (including legal or accounting costs) incurred by a party in connection with the negotiation of a customer contract, the administration of the Strategic Alliance, the collection and distribution of revenues or other activities relating to the Strategic Alliance ("Contract Administration Costs") will be reimbursed out of revenues received from Customers. In addition, the parties will be reimbursed for the costs of their personnel (or external personnel hired by them for this purpose) that perform the accounting and recordkeeping support services required in connection with the Strategic Alliance. Attachment 4 sets forth the reimbursable Contract Administration Costs in more detail. Any such costs not included in Attachment 4 hereto will be reimbursed upon approval of the JMC.


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        CONFIDENTIAL TREATMENT REQUESTED. THE REDACTED MATERIAL HAS BEEN
                      SEPARATELY FILED WITH THE COMMISSION.

      6.5   Miscellaneous Costs

            The JMC may from time to time agree to reimburse other costs incurred by a party in connection with the Strategic Alliance ("Miscellaneous Costs") out of revenue received from Customers.

      6.6   Submission of Summary of Reimbursable Expenses

            On a monthly basis, each of Qmed and SB shall submit to the other a summary setting forth in detail all costs that it has incurred in the applicable month that are reimbursable out of revenues received from Customers with such costs assigned to the Customer on whose behalf such costs were incurred to the extent such assignment is practicable. Qmed does not believe it is currently practicable to allocate costs to Customers, but will work with SB to agree upon a methodology for such allocation to help estimate the profitability of specific accounts. Each party shall also submit adequate supporting documentation for such costs and the designation of the type of cost that such expense represents. In the event that a party submits an expense that does not fall within the categories of reimbursable expenses established by this Agreement or subsequently by the JMC or JSC, such party's request for reimbursement shall be submitted to the JMC for review.

7.    PROFITS OR LOSSES

      SB and Qmed will share in any profits (i.e., revenues in excess of reimbursable expenses) or losses (i.e., reimbursable expenses in excess of revenues generated from the provision of the ohms|cad service under this Agreement) [CONFIDENTIAL]. While funds received from Customers will initially be distributed according to the priorities set forth in Section 8 below, at the expiration or termination of this Agreement, a reconciliation will be made between costs incurred by each party, the profits or losses allocable to each party, and the amount of distribution each party has received in order to assure that the funds received by a party out of the revenues received from Customers equals the total of that party's' reimbursable expenses plus or minus, as the case may be, its [CONFIDENTIAL] of such profit or loss.

8.    DISTRIBUTION OF FUNDS

      8.1   Frequency and Determination of Amount of Distribution

            Subject to the provisions of Section 8.4 below and any decision of the JMC or JSC that provides otherwise, funds generated through the provision of ohms|cad services to Customers will be distributed on a monthly basis. SB and Qmed anticipate that contracts with Customers will provide for two types of payments from such Customers: (1) a monthly per member per month amount intended as a prepayment of the actual amount earned under a

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        CONFIDENTIAL TREATMENT REQUESTED. THE REDACTED MATERIAL HAS BEEN
                      SEPARATELY FILED WITH THE COMMISSION.

Customer's contract (the "Customer Prepayments"); and (2) other payments designed to pay the balance of the amounts due under a Customer's contract (the "Other Payments"). The determination of the total amount distributable to each party each month will be done in two steps based on the type of payment the funds represent. First, the Customer Prepayments will be allocated for distribution as set forth in Section 8.2 below. Second, the Other Payments received from Customers will be allocated for distribution as set forth in
Section 8.3 below.

      8.2   Customer Prepayments

            8.2.1 Customer Prepayments received during a month will first be used to reimburse Qmed for the Qmed Operational Costs actually incurred by Qmed during such month and not previously reimbursed.

            8.2.2 In the event that any portion of the Customer Prepayments received in a month remain after the distribution provided for under Section 8.2.1, such funds will then be distributed to the parties on a pro rata basis based on the total amount of Qmed Operational Costs, Client Marketing Costs, Contract Administration Costs, General Marketing Costs and Miscellaneous Costs (together, hereinafter referred to as the "Reimbursable Expenses") actually incurred by each party from the effective date of this Agreement through the end of such month and not yet reimbursed (or scheduled to be reimbursed under Section 8.2.1 above) out of payments received from Customers.

            8.2.3 In the event that any portion of the Customer Prepayments received in a month remain after the distributions provided for under Sections
8.2.1 and 8.2.2, such funds will then be distributed to the parties [CONFIDENTIAL].

      8.3   Other Payments

            8.3.1 Other Payments received during a month will first be used to reimburse each party for Reimbursable Expenses actually incurred by a party from the effective date of this Agreement through the end of such month and not yet reimbursed (or scheduled to be reimbursed under Section 8.2 above) out of payments received from Customers (the "Cumulative Unreimbursed Expenses"). In the event that the Other Payments received during a month are less than the Cumulative Unreimbursed Expenses, such Other Payments will be distributed to the parties [CONFIDENTIAL] based on their respective portions of the Cumulative Unreimbursed Expenses.

            8.3.2 In the event that the Other Payments received during a month exceed the Accrued Unreimbursed Expenses, such excess will be distributed to the parties on a [CONFIDENTIAL].

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      8.4   Retention of Funds for Operational Purposes

            The JSC may provide from time to time that funds otherwise distributable pursuant to this Section 8 not be distributed but retained to fund ongoing operations of the Strategic Alliance or to fund other costs associated with the Strategic Alliance not provided for above.

9.    REPORTS

      SB will prepare and distribute to Qmed on a quarterly basis reports regarding the activities of the Strategic Alliance in such form and substance as the parties shall agree.

10.   DEVELOPMENTAL ACTIVITIES

      10.1  Additional Development of Program

            10.1.1 Unless otherwise agreed to by the parties (including any agreement pursuant to section 10.2 below), Qmed shall be responsible for any further development or enhancement of the ohms|cad system. In the event that the parties decide to jointly pursue the further development or enhancement of the ohms|cad system, SB and Qmed will negotiate a separate agreement setting forth their respective rights and obligations with respect to developments or enhancements arising out of such activities. In the event that SB independently develops, makes, conceives or reduces to practice a potential enhancement to the ohms|cad system, and if Qmed agrees to incorporate the enhancement into the ohms|cad system, SB and Qmed shall negotiate a separate agreement setting forth their respective rights and obligations to such enhancements.

            10.1.2 Qmed shall disclose to SB the complete texts of all patent applications filed by Qmed which relate to the ohms|cad monitor or the ohms|cad system or services as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving the patent applications. SB shall have the right to review all such pending applications and other proceedings and make recommendations to Qmed concerning them and their conduct. Qmed agrees to keep SB promptly and fully informed of the course of patent prosecution of other proceedings including by providing SB with copies of substantive communications, search reports and third party observations submitted to or received from patent offices. SB shall provide such patent consultation to Qmed at no cost to Qmed. SB shall hold all information disclosed to it under this section as confidential subject to the provisions of Section 16.

            10.1.3 During the term of this Agreement, SB shall have the right to assume responsibility for any patent applications filed by Qmed which relate to the ohms|cad monitor or the ohms|cad system or services or any part of such patent applications which Qmed intends to abandon or otherwise cause or allow to be forfeited. Qmed shall give SB reasonable written notice prior to abandonment or other forfeiture of any such patent applications or any part of such patent applications so as to permit SB to exercise its rights under this paragraph.

            10.1.4 By April 12, 1996, SB shall complete a review of the ohms|cad system and services to determine whether, in its reasonable good faith judgment, the manufacture, use and/or sale of the ohms|cad system or services would infringe the valid patents of a third party and shall also complete a review of Qmed's Patents to determine, in its reasonable good faith judgment, the likely scope of any allowable subject matter in the pending Qmed Patents (collectively, the "Diligence Review"). During the Diligence Review, Qmed shall timely provide SB with reasonable assistance, including, but not limited to, a response to SB, to SB patent counsel's letter of March 15, 1996 to Qmed patent counsel; the provision of complete copies of all Information Disclosure Statements filed or to be filed in U.S. Patent Application No. 08/414,510 and any substantive communications sent to, to be sent to or received from the United States Patent and Trademark Office relating to said application; and access to and provision of ohms|cad system product and manufacturing information, including information related to the Monitor-One STRx solid state ambulatory ischemia analyzer device, which product and manufacturing information is, in SB's opinion, reasonably necessary for SB to examine during the Diligence Review. If concerns are identified by SB during the Diligence Review, SB shall notify Qmed by April 19, 1996, identifying such concerns and Qmed shall use reasonable efforts to resolve such concerns no later than May 1, 1996 and, by such date, shall provide SB with all information that it has to help resolve such concerns. If such concerns are not resolved or resolvable to the satisfaction of SB, SB may, by written notice to Qmed given by May 10, 1996 (1) immediately terminate this agreement upon written notice to Qmed, or (2) inform Qmed that it believes such concerns are resolvable by Qmed obtaining a license from one or more third parties, provided that if such a notice is not given by May 10, 1996, SB will no longer have the right to terminate this Agreement pursuant to this provision. In the event that SB provides notice to Qmed that it believes that the concerns are resolvable by Qmed obtaining one or more licenses from third parties, Qmed shall inform SB by May 14, 1996 whether or not it will seek such licenses from such third party or third parties. If Qmed informs SB by such date that it will not seek such licenses, SB will have the right to terminate this Agreement upon written notice to Qmed given by May 17, 1996, provided that if such a notice is not given by May 17, 1996, SB will no longer have the right to terminate this Agreement pursuant to this provision. In the event that Qmed informs SB that it will seek licenses from such third party or third parties, Qmed shall promptly commence negotiations with such third party or third parties for such licenses. If such negotiations are not completed within forty-five (45) days of May 17, 1996, SB may terminate this agreement upon written notice to Qmed.

      10.2  Utilization of SBCL and DPS Data

            During the term of this Agreement, the JSC may elect to attempt to enhance the services being provided to Customers by combining the data generated through use of the ohms|cad system (the "ohms|cad Data") with patient data generated through SmithKline Beecham Clinical Laboratories, Inc. ("SBCL") and/or Diversified Pharmaceutical Services,

        CONFIDENTIAL TREATMENT REQUESTED. THE REDACTED MATERIAL HAS BEEN
                      SEPARATELY FILED WITH THE COMMISSION.

Inc. ("Diversified"), affiliates of SB (the "SB Data"). In such case, SB and Qmed shall negotiate a separate agreement setting forth the terms on which such enhancements will be undertaken.

11. CHF DISEASE MANAGEMENT PROGRAM

     11.1 Development of CHF DM Program

            SB is in the process of developing [CONFIDENTIAL] that SB currently expects to test in pilot sites in the second half of 1996. Qmed believes that there will be substantial opportunities for SB and Qmed to jointly market the utilization of the ohms|cad services and SB's [CONFIDENTIAL]. In addition, Qmed believes that marketing the [CONFIDENTIAL] in connection with the ohms|cad services will significantly increase the likelihood that a potential customer will utilize the [CONFIDENTIAL]. SB believes that most potential customers for the ohms|cad services and the [CONFIDENTIAL] will view them as separate programs and that marketing the two programs together may not have a significant impact on the success of the [CONFIDENTIAL]. SB and Qmed have agreed that it would be appropriate to test the impact of selling the [CONFIDENTIAL] together with the ohms|cad services in the manner set forth in Section 11.2.

     11.2 Qmed's Marketing and Selling the [CONFIDENTIAL]

            11.2.1 Qmed and SB will identify and mutually agree on a list of a minimum of six (6) and up to ten (10) target accounts (the "[CONFIDENTIAL] Target Accounts") which are expected to be chosen from (a) a list of accounts which Qmed has provided to SB and with respect to which Qmed has already had some contact regarding the ohms|cad services and (b) other accounts to be mutually agreed upon by SB and Qmed. Each of the Target Accounts is expected to be an individual health plan (i.e., [CONFIDENTIAL]) rather than the headquarters of a regional or national health plan.

            11.2.2 After SB has decided to launch the [CONFIDENTIAL], it will provide Qmed with marketing and selling information on the [CONFIDENTIAL] (the "[CONFIDENTIAL] Marketing Date"). For a period of six (6) months thereafter, Qmed may market and sell the [CONFIDENTIAL] to the [CONFIDENTIAL] Target Accounts. In the event that a Target Account is interested in pursuing the [CONFIDENTIAL], Qmed will so inform SB and will arrange for SB to make a detailed presentation on the [CONFIDENTIAL] to such account.

            11.2.3 If, within six (6) months of the joint SB/Qmed presentation of the [CONFIDENTIAL], SB either (i) receives a verbal commitment, confirmed in writing, from a [CONFIDENTIAL] Target Account, (ii) enters into a letter of intent with a [CONFIDENTIAL] Target Account, or (iii) enters into formal negotiations of a definitive agreement with a [CONFIDENTIAL] Target Account, and such confirmed verbal commitment, letter of intent or formal negotiations result in a definitive agreement within six (6) months of the date of such confirmed verbal commitment, letter of intent or formal negotiations, SB will pay Qmed [CONFIDENTIAL] of the net profits from the [CONFIDENTIAL] for that account. The term "net profits" shall mean the revenue received by SB generated from the provision of the [CONFIDENTIAL] less all reasonable direct expenses incurred by SB in connection which such program.

            11.2.4 On or before the one year anniversary of the [CONFIDENTIAL] Marketing Date, the JSC will review the progress Qmed and SB have made in selling the [CONFIDENTIAL] to the [CONFIDENTIAL] Target Accounts. If a minimum of fifty percent (50%) of the [CONFIDENTIAL] Target Accounts have entered into an agreement with SB for SB to provide the [CONFIDENTIAL], or made a verbal commitment to SB, or entered into a letter to intent with SB to use the [CONFIDENTIAL], in each case leading to a definitive agreement within the time frames set forth in paragraph 11.2.3, then SB and Qmed will enter into discussions regarding additional appropriate target accounts to which Qmed may market and sell the [CONFIDENTIAL] and the appropriate compensation for Qmed's marketing and selling efforts.

            11.2.5 SB and Qmed agree to discuss ways in which SB may use existing Qmed competencies (such as case management) in supporting the operation of the [CONFIDENTIAL] and the appropriate compensation to Qmed for any such services Qmed provides to SB in connection with the [CONFIDENTIAL].

     11.3 Non-Compete Regarding [CONFIDENTIAL]

            Qmed agrees that it will not, nor will it permit any of its affiliates, officers, directors (when acting on behalf of Qmed), or its representatives or agents to, directly or indirectly, market, sell or otherwise offer to any person or entity a disease management program for [CONFIDENTIAL], nor will Qmed, its affiliates, or any of their respective officers, directors (when acting on behalf of Qmed), or its representatives or agents, directly or indirectly, discuss or negotiate with another person or entity regarding an arrangement pursuant to which such person or entity will market, sell or otherwise offer a disease management program for [CONFIDENTIAL], from the effective date of this Agreement to the date on which Qmed in no longer providing marketing services pursuant to Section 11 above or the date on which the discussions described in Section 11.2.4 have ended.

12. EXCLUSIVITY

     12.1 Coronary Artery Disease Programs

            12.1.1 Qmed agrees that, until the expiration or termination of this Agreement pursuant to Sections 17.1 or 17.2, it will work exclusively with SB in offering the ohms|cad services to persons or entities located in [CONFIDENTIAL] that are outside of the fee-for-service market, including, but not limited to, health maintenance organizations ("HMOs"), preferred provider organizations, "at risk" physician groups, integrated delivery systems that assume risk, and other managed care organizations (the "Exclusive Market"). In furtherance of this commitment, Qmed agrees that, during such period, it will not, nor will it permit any of its affiliates, officers, directors (when acting on behalf of Qmed), or its representatives or agents to, directly or indirectly, market, sell or otherwise offer to any person or entity within the Exclusive Market the ohms|cad services or any disease management program for coronary artery disease, nor will Qmed, its affiliates, or any of their respective officers, directors (when acting on behalf of Qmed), or its representatives or agents, directly or indirectly, discuss or negotiate with another person or entity regarding an arrangement pursuant to which such person or entity would market, sell or otherwise offer the ohms|cad services or any disease management program for coronary artery disease to any person or entity within the Exclusive Market. It is understood and agreed that this provision is not intended to prohibit Qmed from marketing the ohms|cad services to Potential Customers that the JMC decides should be approached by Qmed on its own, provided that the terms of any proposed arrangement are approved by the JMC and the revenues from any such arrangement are treated as revenues covered under this Agreement.

            12.1.2 SB agrees that, until the expiration or termination of this Agreement pursuant to Sections 17.1 or 17.2, it will work exclusively with Qmed in offering the ohms|cad system to persons or entities located in [CONFIDENTIAL]. In furtherance of this commitment, SB agrees that, during the term of this Agreement, it will not, nor will it permit any of its affiliates, officers, directors (when acting on behalf of SB), or its representatives or agents to, directly or indirectly, market, sell or otherwise offer to any person or entity within [CONFIDENTIAL] the ohms|cad system or any disease management program for coronary artery disease, nor, during such period, will SB, its affiliates, or any their respective officers, directors (when acting on behalf of SB), or its representatives or agents, directly or indirectly, negotiate with another person or entity regarding an arrangement pursuant to which such person or entity would market, sell or otherwise offer the ohms|cad services or any disease management program for coronary artery disease to any person or entity within [CONFIDENTIAL].

     12.2 Right of First Negotiation on Disease Management Opportunities

            12.2.1 In the event that Qmed decides to seek the assistance of a third party in connection with the development of any disease management program (a "DM Program"), or to seek the assistance of a third party in connection with the marketing, sale or funding of a DM Program, SB shall have the first right to negotiate with Qmed for the rights to jointly develop such a program and/or to market and sell such a program. In such event, Qmed shall notify SB in writing of its interest and will provide SB with substantially all necessary information required to reasonably enable SB to evaluate its interest in such opportunity. SB shall have forty-five (45) days from the date it receives all such information (the "Exercise Period") to inform Qmed, in writing, whether or not SB wishes to exercise its right to negotiate an agreement with Qmed for such DM Program. If SB informs Qmed in writing that it is exercising such right, Qmed will negotiate in good faith with SB for a period of ninety (90) days after Qmed's receipt of such notice (the "Negotiation Period"). In the event that (1) SB informs Qmed in writing that it does not wish to exercise its first right to negotiate with respect to the DM Program, (2) the Exercise Period expires without any writing response from SB, or (3) SB exercises its right of first negotiation but such negotiations are not completed within the Negotiation Period, Qmed may negotiate an arrangement with respect to the DM Program with a third party, provided that Qmed may not offer to any third party an arrangement upon terms which, taken as a whole, are substantially more favorable than those which Qmed offered to SB during the Negotiation Period (if applicable).

            12.2.2 In then event that Qmed decides to market or sell the ohms|cad services to Potential Customers outside of [CONFIDENTIAL], Qmed shall notify SB in writing and SB shall have the right to market and sell the ohms|cad services in such market on substantially the same terms as those set forth in this Agreement. SB shall have forty-five (45) days from the date it receives the notice from Qmed to inform Qmed in writing of its intent to exercise such option and negotiate an agreement with Qmed for such territory. If SB informs Qmed in writing that it is exercising such right, Qmed will negotiate in good faith with SB for a period of ninety (90) days after Qmed's receipt of such notice (the "Negotiation Period"). In the event that (1) SB informs Qmed in writing that it does not wish to exercise its rights with respect to such territory, (2) the Exercise Period expires without any written response from SB, or (3) SB exercises its rights but such negotiations are not completed within the Negotiation Period, Qmed may negotiate an arrangement with respect to such territory with a third party, provided that Qmed may not offer to any third party an arrangement upon terms which, taken as a whole, are substantially more favorable than those Qmed offered to SB during the Negotiation Period (if applicable).

      12.3  Intellectual Property Grant

            12.3.1 Qmed hereby grants to SB an exclusive, royalty-free license, limited to the Potential Customers in the United States, Canada or Puerto Rico (the "Territory"), under U.S. Patent No. 4,679,144 entitled "Cardiac Signal Real Time Monitor and Method of Analysis" and Method of Analysis" and U.S. Patent Application Serial No. 08/414,510 entitled "System and Method of Coronary Health Management" and all foreign patent applications, or any equivalent thereof and inventor's certificates, including any division, continuation or continuation-in part thereof or any substitute application therefor, and any patent issuing thereon, including any reissue, re-examination or extension therefor and any confirmation patent or registration patent or patent of addition based on any such patent, owned or controlled by Qmed or later acquired by Qmed and relating to the management of CAD (the "Patents") and Qmed's confidential know-how relating thereto to use, offer for sale and sell, for purposes of carrying out the provisions of this Agreement, all subject matter encompassed within the scope of the Patents and the confidential know-how subject to the terms and conditions of this Agreement. The rights to use, offer for sale and sell for purposes of carrying out the terms of this Agreement shall include all activities concerning the subject matter of the Patents and the confidential know-how, which activities would, but for the license herein granted, infringe an enforceable claim of the Patents.

            12.3.2 Qmed hereby grants to SB an exclusive, royalty-free license, limited to the Potential Customers in the Territory, to use the trademarks and servicemarks listed on Attachment 5 (the "Marks") for purposes of carrying out the provisions of this Agreement. SB agrees to maintain Qmed's high standard of quality for any materials bearing a Qmed trademark or service mark. If Qmed brings into question the quality of any materials prepared by SB bearing a Qmed trademark or service mark, SB agrees to reasonably resolve any such quality issue.

            12.3.3 Qmed hereby grants to SB an exclusive, royalty-free license, limited to the Potential Customers in the Territory, to use Qmed's copyrighted materials for purposes of carrying out the provisions of this Agreement.

            12.3.4 SB agrees to place appropriate references to patents or patents pending on all marketing and other literature that it develops describing any products or service covered by the Patents, as requested by Qmed. The content, form, location and language of such references shall be in accordance with the laws and practices of the country where such literature is used, including, but not limited to, 35 U.S.C. Section 287, to the extent applicable to such literature.

13.   REGULATORY MATTERS

      13.1 Qmed shall be responsible for fulfilling and discharging all obligations under any applicable federal or state law, rule or regulation in order to obtain and/or maintain the authorization, licensure and/or ability to market, sell and/or provide the ohms|cad services and/or any portion thereof (including any product or service utilized in providing the ohms|cad services) in the U.S., including without limitation, the following:

            13.1.1 Obtaining and/or maintaining all federal and/or state regulatory approvals or licenses necessary for the manufacture, market, sale or provision of the ohms|cad system or any portion thereof (including any product or service utilized in providing the ohms|cad services) in the U.S. and the filing of any applications or notifications required prior to or for the manufacture, market, sale or provision of the ohms|cad system or any portion thereof (including any product or service utilized in providing the ohms|cad services) in the U.S., including any such approvals, filings or notifications required under the U.S. Federal Food, Drug and Cosmetic Act (the "FD&C Act');

            13.1.2 Complying with all rules or regulations regarding good manufacturing practices applicable to the manufacture of any equipment, software or other item utilized in connection with the ohms|cad services;

            13.1.3 Filing on a timely basis with the U.S. Food and Drug Administration (the "FDA") all required Medical Device Reports regarding adverse device events for any equipment, software or other item utilized in connection with the ohms|cad system for which such reports are required, if any. Qmed will inform SB of any such adverse device events within 48 hours of such report and will provide SB with copies of any Medical Device Reports filed with the FDA with respect to such equipment, software or other item utilized in connection with the ohms|cad system.

14.   REPRESENTATIONS AND WARRANTIES

      14.1 Each party warrants and represents to the other that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement.

      14.2 Qmed warrants that it owns or controls the entire right, title and interest in the Patents and the know-how.

      14.3 Qmed represents and warrants that it has no present knowledge that is unknown to SB from which it can be inferred that either the manufacture or use of the ohms|cad monitor or the ohms|cad system would infringe upon any patents or other intellectual property rights of any third party. Qmed makes no warranty whatsoever that either the offer for sale, sale, manufacture or use of the ohms|cad monitor or use of the ohms|cad system does not infringe or does not cause infringement of patent rights owned or controlled by third parties.

      14.4 Qmed represents and warrants that, to the best of its knowledge, it has made any and all regulatory filings or submissions and has secured any and all licenses or other regulatory approvals necessary or required to manufacture, market, sell or provide the ohms|cad system or any portion of the ohms|cad system (including any product or service utilized in providing the ohms|cad services), including, but not limited to, any required state licensures or required submissions to and reviews and/or approvals of the FDA.

      14.5 Qmed represents and warrants that it has conducted appropriate validation and other studies of all equipment, software, output of treatment algorithms, and other items used in connection with the ohms|cad system and that it has no information concerning such items used in connection with the ohms|cad system which suggests that there may be material concerns regarding the utility, accuracy, safety or effectiveness of the ohms|cad system or any such items.

      14.6 Qmed represents and warrants that (a) the ohms|cad monitor used in connection with the ohms|cad system provides and will provide accurate readings and measurements of S-T segment deviation as, and to the extent, reflected in the medical literature provided to SB by Qmed when used in accordance with the monitor's users manual and instructions and with the other directions and instructions for use of the ohms|cad system, (b) the system Qmed utilizes to transmit patient information stored in the ohms|cad monitor and the results of patient monitoring with that monitor to Qmed's ohms|cad system, and to transmit the results of patient monitoring and Qmed's recommendations based thereon to the treating physician, transmits and will transmit such information accurately,
(c) the software/treatment algorithm utilized by the Qmed ohms|cad system to make treatment recommendations based upon the results of the ohms|cad monitoring and individual patient information produces and will produce recommendations that are appropriate for patients, whose information is as input into the ohms|cad system, and that accurately reflect the treatment recommendations and protocols input into the ohms|cad system, and (d) the ohms|cad system functions and will function in accordance with the descriptions of such system set forth in Attachments 1 and 2 hereto, as such documents may be modified in the future.

      14.7 Qmed acknowledges that, in entering into this Agreement, SB has relied or will rely upon information supplied, or that will be supplied, by Qmed, its agents and/or representatives and represents that all such information is and will be timely and accurate in all material respects. Qmed further warrants and represents that, to the best of its knowledge, it has not, up through and including the date of this Agreement, omitted to furnish SB with any information known to it concerning the ohms|cad system or any part or portion thereof or the transactions contemplated by this Agreement, which would be material to SB's decision to enter into this Agreement and to undertake the commitments and obligations set forth herein.

      14.8 SB acknowledges that, in entering into this Agreement, Qmed has relied or will rely upon information supplied, or that will be supplied, by SB, its agents and/or representatives and represents that all such information is and will be timely and accurate in all material respects. SB further warrants and represents that, to the best of its knowledge, it has not, up through and including the date of this Agreement, omitted to furnish Qmed with any information known to it concerning any part or portion of the transactions contemplated by this Agreement, which would be material to Qmed's decision to enter into this Agreement and to undertake the commitments and obligations set forth herein.

      14.9 Qmed has provided SB with copies of certain of its FDA filings, opinions of its FDA counsel, certain documentation regarding the ohms|cad system, and other oral and written information and representations regarding the ohms|cad system and Qmed's interactions with the FDA. In addition, Qmed has advised SB of certain medical and related literature pertaining to the functioning, accuracy and/or potential uses of all or parts of the ohms|cad system, and has provided SB with certain other oral and written information and representations regarding the functioning, accuracy and/or potential uses of all or parts of the ohms|cad system. In addition, SB has utilized its own counsel and/or other personnel to conduct its own investigation and evaluation of the ohms|cad system, to the extent deemed appropriate by SB. SB has elected to proceed with the marketing of the ohms|cad services.

15.   FORCE MAJEURE

      Neither of the parties shall be liable or be in breach of any provision of this Agreement for any failure or omission on its part to perform any obligation because of force majeure, including, but not limited to war, riot, fire, explosion, flood, sabotage, accident or breakdown of machinery; unavailability of fuel, labor, containers or transportation facilities; accidents of navigation or breakdown or damages of vessels, or other conveyances for air, land or sea; other impediments or hindrances to transportation; strike or other labor disturbances; or any other cause beyond the control of the party; and provided that such failure or omission resulting from one of the above causes is cured as soon as practicable after the occurrence of one or more of the above-mentioned.

16.   EXCHANGE OF INFORMATION AND CONFIDENTIALITY

      16.1 During the term of this Agreement, each party shall promptly inform the other party of any information that it obtains or develops regarding the utility and/or safety of the ohms|cad services or any portion thereof. Each party shall report to the other any information on all serious or unexpected results related to the utilization of the ohms|cad services or any portion thereof.

      16.2 Each party recognizes that in the performance of this Agreement, confidential and/or proprietary information belonging to each other concerning the business and operations of the parties in connection with the transactions contemplated herein has been or may be disclosed or become known to other parties ("Confidential Information"). Each party agrees that, during the term of this Agreement and for a period of four (4) years after termination of this Agreement, it will (a) hold in confidence any and all Confidential information which belongs to the other party, and take such precautions with respect to the Confidential Information as it normally takes with its confidential and/or proprietary information and (b) not use the Confidential Information for any purpose other than for purposes of the arrangements or transactions described in this Agreement. This obligation shall not apply to:

            16.2.1 Information that, at the time of disclosure, is in the public domain;

            16.2.2. Information that, after disclosure, is published or otherwise becomes part of the public domain through no fault of the disclosing parties;

            16.2.3 Information that was in a party's possession or the possession of an affiliate at the time of disclosure; and

            16.2.4 Information that may be received by a party in good faith from a source other than the other party, which source either has no duty of nondisclosure to such other party or, if such source does have a duty of nondisclosure, the receiving party was unaware of or had no reasonable basis for knowing.

      16.3 Each party shall maintain as confidential the terms of this Agreement and the matters described in this Agreement. Neither party shall announce or otherwise disclose the existence of this Agreement or the matters described in this Agreement without the consent of the other party except to the extent such disclosure is required under applicable law, rules or regulations based upon the opinion of outside legal counsel. If either party desires to make a public announcement regarding this Agreement or the terms hereof, such party shall first submit the contents of such announcement to the other party for their approval, and such approval shall not be unreasonably withheld.

      16.4 Each party shall maintain, however, the right to disclose Confidential Information in judicial or administrative hearings or proceedings, but shall endeavor to keep and assist the other party's keeping it confidential in such hearings or proceedings, including providing assistance in obtaining confidential treatment under applicable laws, statutes or regulations. If a party finds it necessary to disclose any such information in any such judicial or administrative hearing or proceeding, the party shall attempt to disclose such information "in camera" or subject to "protective order" or on some other non-public basis.

      16.5 Upon termination of this Agreement, the parties shall either return or certify as to the destruction of each other's written Confidential Information, provided that the parties shall be entitled to retain one record copy in their legal departments to determine the extent of their continuing obligations.

17.   TERM AND TERMINATION

      17.1  Term

            The term of this Agreement shall be for a period of five (5) years years from the date first set forth above, provided that, in the event that SB and Qmed have entered into an agreement or agreements with a Customer or Customers for the provision of the ohms|cad services for a period of time extending beyond the term of this Agreement, this Agreement will be regarded as terminated but will continue in full force and effect, but only to the extent of providing services to that Customer or Customers until the last of such agreements expires or is terminated.

      17.2  Termination

            17.2.1 Default. If either party materially breaches the terms of this Agreement, the other party may terminate this Agreement upon not less than sixty (60) days written notice to the breaching party, provided that if the non-breaching party cures such breach within such sixty (60) day period, the Agreement will not be terminated at the end of the notice period. In the event that either party materially breaches a representation or warranty contained in this Agreement, the other party may terminate this Agreement upon not less than thirty (30) days written notice to the other party.

            17.2.2 Insolvency. Either party may terminate this Agreement if, at any time, the other party shall file in any court pursuant to any statute of the United States or of any individual state or foreign country, a petition in bankruptcy or insolvency or for the appointment of a receiver or trustee of the party or of its assets, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation or shall cease or terminate its business activities.

            17.2.3 Change in Control. The parties agree that if during the term of this Agreement and prior to its expiration more than fifty percent (50%) or more of the issued and outstanding shares of SB p.l.c., the parent of SB, or Qmed is acquired by any single third party, or a group of third parties acting in concert, the other party shall have the right, but not the obligation, to terminate this Agreement by providing sixty (60) days written notice to the other party.

            17.2.4 Absence of Profitability. Within sixty (60) days after each of the second, third, and fourth anniversaries of the effective date of this Agreement, SB will prepare an accounting of revenues generated from Customer contracts (calculated on an accrual basis) and the Reimbursable Expenses incurred by the parties. In the event that the revenues earned during last quarter of the second year of this Agreement did not exceed the Reimbursable Expenses incurred during such period by $200,000 or more, either party may terminate the Agreement upon ninety (90) days written notice to the other party, provided that such notice must be given within three (3) months of the completion of such accounting. In the event that the revenues earned during the last quarter of the third year of this Agreement did not exceed the Reimbursable Expenses incurred during such period by $225,000 or more, either party may terminate the Agreement upon ninety (90) days written notice to the other party, provided that such notice must be given within three (3) months of the completion of such accounting. In the event that the revenues earned during the last quarter of the fourth year of this Agreement did not exceed the Reimbursable Expenses incurred during such period by $250,000 or more, either party may terminate the Agreement upon ninety (90) days written notice to the other party, provided that such notice must be given within three (3) months of the completion of such accounting

      17.3  Effect of Termination

            17.3.1 Upon expiration or termination of this Agreement for any reason, each party shall continue to provide services under the terms of this Agreement to meet commitments to Customers that have entered into contracts for the ohms|cad services prior to such termination, and the applicable provisions of this Agreement shall survive for such period as may be necessary to permit the parties hereto to satisfy their obligations under such Customer contracts and to account for revenues, expenses, profits and losses relating to such contracts.

            17.3.2 Upon expiration or termination of this Agreement for any reason, SB shall perform a reconciliation of the revenues, expenses, profits and losses generated through the Strategic Alliance and the distributions made to each party with the objective of assuring that each party has been distributed funds equal to its Reimbursable Expenses plus or minus, as the case may be, its allocable portion of the profits or losses generated through the Strategic Alliance. SB shall distribute any funds not distributed to a party at the time of termination or expiration of this Agreement in a manner designed to achieve this objective. In the event that, after the distribution of funds in this fashion, one party has received distributions in excess of the amount of its Reimbursable Expenses plus or minus, as the case may be, its portion of the profits or losses generated through the Strategic Alliance, that party will promptly pay the other party an amount that will achieve this equal distribution of funds generated through the Strategic Alliance.

            17.3.3 The termination of this Agreement shall not affect any rights or obligations of any party under this Agreement which specifically provide that they shall survive the termination or expiration of this Agreement.

18.   AUDIT PROVISIONS

      18.1 Each party shall keep accurate records of the costs it incurs that are reimbursable under this Agreement. Each party shall have the right to audit such records of the other party for the purpose of verifying the appropriateness of the amount of such expenses submitted for reimbursement, provided that such audits shall occur no more frequently than twice a year. Such audits shall be conducted using an independent accounting firm acceptable to both parties, except that a party may use its own employees to audit records that do not contain any confidential information of the other party which the party performing the audit does not have a right to review. Upon reasonable prior written notice, a party shall have access during ordinary business hours to records of the other party necessary to determine the correctness of any expense submitted for reimbursement. This right to audit shall continue for a period of one year after the termination of this Agreement. The costs of any such audit shall be borne by the party requesting such audit.

      18.2 SB shall maintain the financial records of the revenues from Customer contracts, reimbursable expenses, distributions and other matters relating to the Strategic Alliance and shall provide copies of such records to Qmed upon request, and shall make those records available for audit by an independent accounting firm selected by Qmed and acceptable to SB during ordinary business hours upon reasonable prior written notice from Qmed. Qmed will also have the right to utilize its own employees to audit records that do not contain any confidential information of SB which Qmed does not have a right to review. Such audits shall occur no more frequently than twice a year. The costs of any such audit shall be borne by the party requesting such audit.

19.   INDEMNIFICATION, INSURANCE AND NOTICE

      19.1  Indemnification

            19.1.1 Qmed agrees to defend, indemnify and hold harmless SB, its parents, subsidiaries, affiliates, officers, directors, employees, agents, and representatives from and against any and all liability, losses, damages, injuries (including wrongful death), claims, causes of action, suits or proceedings and expenses connected therewith (including reasonable attorneys' fees) arising out of or relating to the provision or use of the ohms|cad system or services or any part thereof (including, but not limited to, the equipment, software, reports, recommendations, consultations and other items or services used in providing or provided as part of the ohms|cad services) or the negligence or willful misconduct of Qmed, its parents, subsidiaries, affiliates, officers, directors, employees, agents, and representatives, except as set forth in paragraph 19.1.2 below.

            19.1.2 SB agrees to defend, indemnify and hold harmless Qmed, its parents, subsidiaries, affiliates, officers, directors, employees, agents, and representatives from and against any and all liability, losses, damages, claims, causes of action, suits or proceedings and expenses connected therewith (including reasonable attorneys' fees) to the extent caused solely by the negligence or willful misconduct of SB or any of its parents, subsidiaries, affiliates, directors, officers, employees, agents or representatives.

      19.2  Insurance

            19.2.1 Qmed shall maintain products/professional or other appropriate liability insurance to cover Qmed's obligations under Section 19.1.1 above, with minimum limits of $20,000,000 for each occurrence or claim and $20,000,000 annual aggregate in full force and effect from the earlier of the date the first Customer signs a contract for ohms|cad services covered by this Agreement or the date Qmed begins to provide ohms|cad services covered by this Agreement, through the end of this Agreement. Such insurance will include contractual liability coverage and be written by insurance companies licensed to do business in New Jersey and possessing an A.M. Best's Rating of "B+" or better. Qmed currently has insurance coverage of $1,000,000 for each occurrence or claim and $1,000,000 annual aggregate. Qmed will use its best efforts to assure that, when it obtains the additional $19,000,000 insurance coverage required under this provision, that such additional coverage will be designed to cover activities of Qmed which are covered under Qmed's obligations under Section 19.1.1 above, and will not cover items arising out of Qmed's other businesses or out of Qmed's provision of ohms|cad services where such activities are not covered by this Agreement. In the event Qmed is unable to secure coverage in the manner described in the prior sentence, Qmed will use its best efforts to secure total insurance coverage of $25,000,000 for each occurrence or claim and $25,000,000 annual aggregate.

            19.2.2 In the event Qmed's coverage is written on a "claims-made" basis, Qmed agrees that its insurance policies will include a five year claims reporting endorsement or "Tail" coverage relating to its performance under this Agreement.

            19.2.3 Qmed shall have SB added as an "additional insured" under the insurance policy(ies) required under paragraph 19.2.1.

            19.2.4 Qmed agrees to furnish SB with a current and valid certificate of insurance evidencing the extent of its products/professional or other appropriate liability coverage required under paragraph 19.2.1.

      19.3  Notice

            The party seeking indemnification shall promptly notify in writing the other party of any claim asserted against it for which such indemnification is sought, and shall promptly deliver to the party from whom indemnification is sought a true copy of any such claim including, but not limited to, a true copy of any summons or other process, pleading or notice issued in any lawsuit or other proceeding to assert or enforce such claim. Where acceptance of its obligation to indemnify is deemed proper by the indemnifying party, said party reserves the right to control the investigation, trial and defense of such lawsuit or action (including all negotiations to effect settlement) and any appeal arising therefrom and to employ or engage attorneys of its own choice. The party seeking indemnification may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The party seeking indemnification, its employees, agents, servants and representatives shall provide full cooperation to the indemnifying party at all times during the pendency of the claim or lawsuit, including, without limitation, providing them with all available information concerning the claim.

      19.4  Survival

      The provisions of this Section 19 shall survive the termination of this Agreement.

20.   INVESTMENT IN QMED

      SB's affiliate, S.R. One, and Qmed are entering into a separate agreement pursuant to which S.R. One is making an equity investment in Qmed in order to provide Qmed with certain operating capital to fund the operations that are expected to occur in connection with this Agreement. While Qmed does not intend to segregate such funds, Qmed will use its best efforts to assure that the net proceeds of the investment made by S.R. One in Qmed will be utilized primarily to fund operating and other expenses incurred by Qmed in support of the provision of the ohms|cad services pursuant to this Agreement.

21.   WAIVER MODIFICATION

      Any term or condition of this Agreement may be waived or modified at any time by the party entitled to the benefit thereof by a written instrument executed by both parties. No delay or failure on the part of any party in exercising any rights hereunder and no partial or single exercise thereof, will constitute a waiver of such rights or of any rights hereunder.

22.   HEADINGS

      The headings used in this Agreement are intended for guidance only and shall not be considered part of the written understanding between the parties hereto.

23.   GOVERNING LAW

      This Agreement shall be construed and the respective rights of the parties hereto determined according to substantive laws of the Commonwealth of Pennsylvania notwithstanding the provisions governing conflict of laws under such law to the contrary.

24.   SEVERANCE

      If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision hereof invalid, illegal or unenforceable in any respect. In the event any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the parties hereto shall use best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

25.   ENTIRE AGREEMENT

      This Agreement contains the entire agreement between the parties in respect of the subject matter hereof and supersedes and cancels all previous agreements, negotiations, commitments and writings between the parties hereto in respect of the subject matter hereof and may not be changed or modified in any manner or released, discharged, abandoned or otherwise terminated unless in writing and signed by the duly authorized officers or representatives of the parties.

26.   NOTICE

      Any notice or request required or permitted to be given in connection with this Agreement shall be deemed to have been sufficiently given if sent by pre-paid registered mail or telecopier to the intended recipient at the address set forth below or such other business address as may have been furnished in writing by the intended recipient to the sender. The date of mailing or telecopying shall be deemed to be the effective date on which notice was given, provided that all telecopies shall contain a provision requiring the intended recipient to confirm receipt and such telecopy shall not be effective unless confirmation of its receipt is received within twenty-four (24) hours of its transmission.

      Any notice required to be given to Qmed shall be addressed to:

            Qmed, Inc.
            100 Metro Park South, 3rd Floor
            Laurence Harbor, NJ 08878
            Attention:  President

      Notice to SB shall be addressed to:

            SmithKline Beecham
            One Franklin Plaza
            Philadelphia, Pennsylvania 19101
            Attention:  Vice President - Disease Management

27.   PUBLIC ANNOUNCEMENTS

      Any public announcements or similar publicity with respect to this Agreement or the transactions contemplated herein shall be at such time and in such manner as SB and Qmed shall agree, provided that nothing herein shall prevent either party from, upon written notice to and opportunity to review by the other, making such public announcements as such party's legal obligations may require.

28.   ASSIGNMENT

      This Agreement may not be assigned or transferred by either party without the prior written consent of the other, provided that SB may assign this Agreement to a parent, subsidiary or affiliate without the consent of Qmed and Qmed may assign this Agreement to its wholly-owned subsidiary, Interactive Heart Management Corp. ("IMHC"). Any assignment by SB to a parent, subsidiary or affiliate, or by Qmed to IMHC will not relieve SB or Qmed, as the case may be, of its obligations under this Agreement, including, but not limited to, any such obligations imposed under Section 19 hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers or representatives.



QMED, INC.


By: /s/ MICHAEL W. COX
    --------------------------
Title: President
       -----------------------


SMITHKLINE BEECHAM HEALTHCARE SERVICES,
a division of
SMITHKLINE BEECHAM CORPORATION


By: /s/ TADATAKA YAMADA
    --------------------------
Title: President
       -----------------------

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

                                  ATTACHMENT 1

               DESCRIPTION OF OHMS|CAD DISEASE MANAGEMENT PROGRAM

      See attached description of the ohms/cad system. The Monitor One STRx User's Manual, Version 1.3 is not attached but is incorporated by reference.


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

                                  ATTACHMENT 2

                             QMED OHMS|CAD SERVICES

                                  See Attached.

        CONFIDENTIAL TREATMENT REQUESTED. THE REDACTED MATERIAL HAS BEEN
                      SEPARATELY FILED WITH THE COMMISSION.

                                  ATTACHMENT 3

                      QMED POTENTIAL AND EXISTING CUSTOMERS

                                 [CONFIDENTIAL]

                                  ATTACHMENT 4

                              REIMBURSABLE EXPENSES

A. General Marketing Costs

   o Agency Fees: i.e., negotiated hourly rates or commissions, creative fees associated with individual projects, etc.

   o Agency Expenses: Costs associated with a project that are passed through by the agency. These may include consultant costs, mechanical creation, comp creation, promotional piece mock-ups, delivery charges, agency personnel travel expenses, etc.

   o Physician ohms|cad launch meetings: Costs of developing and creating agendas, communications messages and materials, meeting handouts, speaker slides, other out-of-pocket costs, etc.

   o Training Programs: Development and creation of printed and other materials to train the IHD sales force, SB sales consultants, and Qmed technical specialists. Convention Activities: Booth development, communications message creation, panel creation, etc.

B. Client Marketing Costs

   o Promotional Material Production and Creation: Production and printing costs for marketing and other materials.

   o MCO Customization: Fees and costs associated with customization of existing marketing pieces to be used with specific MCO customers.

   o Physician launch meetings: "Pass-through" costs associated with individual physician launch meetings. Examples include slide creation, printing of meeting materials, physician recruitment telephone calls, speaker honoraria, meals, speaker travel expenses, meeting management, CME expenses, etc.

   o Advertising: The purchase of advertising, which may be in a variety of mediums, including print, mail, etc.

   o Grants: Cash grants or donations to support plan-specific ohms|cad launch activities.

   o Representative Expenses: Limited to meals and other modest expenditures that may support ohms|cad pull-through activities. (A specific example would be a lunch arranged at a capitated physician group for physicians and office staff to explain the ohms|cad system)

   o Convention Activities: Space fees, shipping and drayage, booth set-up, panel creation and/or printing, receptions or social events, hotel charges, etc.

   o Preparation of Customized MCO Presentations: Printing, photocopying, reproduction costs for customized account presentations (i.e., creation of a customized slide presentation with 10 copies reproduced in color at SB or at an outside vendor such as Kinkos)

C. Qmed Operational Costs

ohms/cad Direct Costs

Positive Consultant
Cost OHMS Senior Staff
OHMS Supervisor
OHMS Tech salaries
OHMS RN salaries
OHMS Trainers/Field
Payroll Tax Sales
Employee Benefits
Site Visits -- OHMS Managers
Telephone -- ohms|cad
Mail -- ohms|cad
Telephone OHMS Admin.
Amortization of OHMS Equip. and Development costs (actual costs to be agreed upon by JSC)
Database Development costs & software/hardware site support (actual costs to be agreed upon by JSC)
Product Liability Insurance
Contract Costs (Legal/Acctg.)

D. Contract Administration Costs

   o Legal: All costs associated with the drafting and execution of ohms|cad contracts.

   o Accounting: All costs (including those for personnel used for such purposes) associated with monitoring and collecting payments from customers, tracking reimbursable expenses, coordinating expenses with Qmed, paying SB marketing bills, tracking cost savings, maintaining a bank account for the funds received from customers, distributing funds pursuant to this agreement, etc.

E. Miscellaneous Costs

   o Travel Expenses: For SB headquarters personnel incurred in conjunction with an ohms|cad selling or service trip. These include transportation, room, meals, miscellaneous, and other usual and customary expenses associated with business travel. SB will only bill for costs associated with an ohms|cad visit. IHD (except for Karen Hamby and other Philadelphia-based IHD management) and SB sales consultant travel expenses are not considered reimbursable expenses.

   o Other: Additional expenses agreed to be reimbursed by the JMC. These may include symposia sponsorship, speaking engagements at industry seminars, and other "market-building" activities not easily attributable to an individual customer.

                                  ATTACHMENT 5

                            TRADEMARKS/SERVICE MARKS

qmed
ohms|cad
Monitor One
Monitor One Strx


                                       34